SHARE EXCHANGE AGREEMENT

BETWEEN

PELAWAN INVESTMENTS (PROPRIETARY) LIMITED

AND

ANOORAQ RESOURCES CORPORATION

MADE AS OF

January 21, 2004

TABLE OF CONTENTS

SHARE EXCHANGE AGREEMENT

- ii -

ARTICLE 5 - CONDITIONS		25

5.01	Conditions for the Benefit of Both Parties	25
5.02	Conditions for the Benefit of Anooraq	27
5.03	Conditions for the Benefit of the Vendor	29
5.04	Failure to Close	30

ARTICLE 6 - GENERAL		31

6.01	Further Assurances	31
6.02	Time of the Essence	31
6.03	Amendments and Waiver	31
6.04	Assignment	31
6.05	Severability	31
6.06	Costs	32
6.07	Confidentiality	32
6.08	Benefit of the Agreement	32
6.09	Breach	32
6.10	Entire Agreement	33
6.11	Counterparts	33
6.12	Notices	33
6.13	Governing Law	34
6.14	Attornment	34

SHARE EXCHANGE AGREEMENT

                          THIS AGREEMENT made as of January 21, 2004;

B E T W E E N:

Pelawan Investments (Proprietary) Limited,
a corporation incorporated under the laws of South Africa
(hereinafter referred to as the “Vendor”),

OF THE FIRST PART,

- and -

Anooraq Resources Corporation,
a corporation incorporated under the laws of the Province of British Columbia, Canada
(hereinafter referred to as “Anooraq”),

OF THE SECOND PART.

                          WHEREAS Anooraq holds (indirectly through Plateau) interests in the properties as described in Schedule A attached, including the following:

(a)	the Rietfontein Project;

(b)	the Kwanda Project; and

(c)	the Drenthe-Overysel Project;

                          AND WHEREAS the Vendor holds an interest in the Ga-Phasha Project, as described in Schedule B attached;

                          AND WHEREAS the Vendor desires to sell and Anooraq desires to purchase the Target Shares, against the payment of the Loan Discharge and issue of the Consideration Shares, upon and subject to the terms and conditions hereinafter set forth;

                          NOW THEREFORE THIS AGREEMENT WITNESSES that in consideration of the premises and the covenants and agreements herein contained and the payment by each Party to the other of the amount of $100, actual payment and the receipt and sufficiency of which is hereby acknowledged, the Parties hereto agree as follows:

ARTICLE 1 - DEFINITIONS AND INTERPRETATION

1.01                   Definitions

                          In this Agreement and in any supplements or amendments hereto and any certificate, opinion or other document herein or therein mentioned, unless something in the subject matter or context is inconsistent therewith, the following terms shall have the following meanings, respectively:

(a)
“Actual Financings” means, in relation to the Ga-Phasha Project or the Drenthe-Overysel Project (as the case may be in accordance with Section 2.06(3)), the issue by Anooraq of any Securities in order to finance the Equity Portion of Anooraq in relation to the Ga-Phasha Project or Drenthe-Overysel Project, as the case may be;

(b)
“Adjustment Consideration Shares” means, upon the occurrence of a Dilutive Financing during the Financing Period, that number of Common Shares required to ensure, taking into account the effect of the Dilutive Financing on the Current Shareholding of the Vendor, that the Statutory Shareholding is maintained at all times during the Financing Period;

(c)	“Affiliate” means an affiliate as determined by the provisions of the Company Act (British Columbia);

(d)	“Agreement” means this agreement, including the Schedules hereto, and all amendments made hereto by written agreement between Anooraq and the Vendor in accordance with Section 6.03;

(e)	“Angloplat” means Anglo American Platinum Corporation Limited (registration number 1946/022452/06), a public company incorporated under the laws of South Africa;

(f)
“Assumed Warrant Receipts” means the aggregate strike or exercise price of all Securities entitling the holder thereof, against payment of such strike or exercise price, to acquire Common Shares (the “Underlying Shares”), provided that for the purposes of the calculation of Cash on Hand in accordance with Section 2.06(3):

	(i)	such Securities are taken into account in converting, in accordance with Section 1.08, the number of issued and outstanding Common Shares to a fully diluted equivalent figure; and

	(ii)	such strike or exercise price is, at the relevant time of calculation of Cash on Hand, equal to or lower than the Market Price of the Underlying Shares at such time;

(g)	“Bleed Share Entitlement” means the maximum number of Consideration Shares which may, subject to any other applicable restrictions, be Transferred by the Vendor, from time to time, being:

	(i)	during the Financing Period, the higher of:

		(A)	1,250,000 Consideration Shares per calendar quarter; or

		(B)	the number of Consideration Shares equal to 25% of the Threshold Return Entitlement from time to time; and

	(ii)	following the Finalization Date, 25,000 Consideration Shares per Trading Day,

subject to the ability of the Vendor to carry forward the unutilized Bleed Share Entitlement from one calendar quarter or Trading Day, as the case may be, in accordance with the Shareholders Agreement, as envisaged in Schedule 4.05;

(h)
“Bridging Loan Agreement” means the bridging loan facility agreement between RPM and the Vendor dated March 31, 2003, subject to a reinstatement and amendment of bridging loan agreement between RPM and the Vendor dated May 16, 2003 and a letter from RPM to the Vendor dated March 26, 2003;

(i)	“Business Day” means a day other than a Saturday, Sunday or statutory public holiday in British Columbia or South Africa;

(j)	“Cancelled Consideration Shares” means the Current Shareholding of the Vendor upon the Finalization Date less the Final Consideration Shareholding, subject to Section 2.07;

(k)	“Cash on Hand” means, at any time, the aggregate of:

	(i)	Treasury; plus

	(ii)	Assumed Warrant Receipts; less

	(iii)	Committed Funding;

(l)	“Closing Date” means the earlier of:

	(i)	April 22, 2004 or such other date as may be agreed to in writing between Anooraq and the Vendor; or

	(ii)	the day falling one Business Day after written confirmation by the Parties that the conditions precedent contained in Article 5 have been fulfilled or waived in accordance with the terms hereof;

(m)
“Commercial Production” means, in relation to the Ga-Phasha Project or the Drenthe-Overysel Project (as the case may be), the achievement of the throughput rate over a period, such rate and period to be defined:

	(i)	in the Ga-Phasha Reporting or the Drenthe-Overysel Reporting, as the case may be; or

	(ii)	in a resolution of the Disinterested Majority updating the rate and period referred to in paragraph (i) above and in the event of such resolution, such updated rate and period shall prevail;

(n)
“Committed Funding” means, for the purposes of the calculation of Cash on Hand in accordance with Section 2.06(3), that portion of Treasury, which has, on or prior to the date of such calculation, been designated by a majority of the board of directors of Anooraq for expenditure upon the business activities, projects or operations of Anooraq other than those relating to the capital expenditures required in order to achieve Commercial Production in relation to the Ga-Phasha Project or the Drenthe-Overysel Project, each as respectively specified in the Ga-Phasha Reporting and the Drenthe-Overysel Reporting;

(o)
“Common Shares” means the common shares, without par value, in the share capital of Anooraq, being Anooraq’s only class of issued and outstanding shares as at the Signature Date and all of which rank pari passu among each other;

(p)	“Consideration Shares” means:

	(i)	the Initial Consideration Shares; plus

	(ii)	the Adjustment Consideration Shares, if any; plus

	(iii)	the Top-Up Consideration Shares, if any; less

	(iv)	the Cancelled Consideration Shares, if any;

(q)
“Control”, when used with respect to any specified person, means the power to direct the management and policies of such person, directly or indirectly, whether through the ownership of voting Securities, by contract or otherwise; and the terms “Controlling” and “Controlled” have corresponding meanings;

(r)	“Current Shareholding” means the number of Common Shares held by the Vendor on the particular day for determination thereof;

(s)
“Dilutive Financing” means any issue, or for the purposes of Section 2.06(3) any deemed issue, of Securities by Anooraq to a person other than the Vendor which results in a reduction, determined on a fully diluted basis, of the percentage which the Current Shareholding represents of Anooraq’s aggregate issued and outstanding share capital;

(t)	“DME” means the Government of South Africa acting through its Department of Minerals and Energy and its successors;

(u)
“Disinterested Majority” means a majority of the board of directors of Anooraq, excluding the votes of each director who is nominated by the Vendor, but not excluding the votes of any director who is nominated by the Vendor and who is:

	(i)	an Independent Director; or

	(ii)	a director who is also a director or officer of HDI;

(v)	“Drenthe-Overysel Project” means the joint venture concluded between PPL and Plateau during November, 2003 in South Africa on the farms Drenthe 778 LR and Overysel 815 LR;

(w)
“Drenthe-Overysel Reporting” means, in relation to the Drenthe-Overysel Project, the issue of a secondary report, such as a scoping study, pre-feasibility study or other study into the economics of the mineral reserve, detailing the expenditures required in order to achieve Commercial Production;

(x)
“Drenthe-Overysel Financing” means Financial Close in respect of the financing of the Equity Portion of all of the expenditures required to be made by Plateau in terms of with the Drenthe-Overysel Reporting and in accordance with the Drenthe-Overysel Project;

(y)
“Equity Portion” means, for the purposes of calculating the Final Consideration Shareholding in accordance with Section 2.06(3), that portion of the capital expenditure required to be undertaken by Anooraq or any Affiliate in accordance with the Ga-Phasha Project or the Drenthe-Overysel Project, as the case may be, in order to achieve Commercial Production, which portion is:

	(i)	not financed by Anooraq or its Affiliates incurring debt obligations to third party lenders; and

	(ii)	designated by a Disinterested Majority on or prior to the date of such calculation;

(z)	“Final Consideration Shareholding” means the number of Consideration Shares to be held by the Vendor on the Finalization Date, being the aggregate of:

	(i)	the Statutory Shareholding; plus

	(ii)	the Net Threshold Return Shareholding, if any; plus

	(iii)	the Net Upside Shareholding, if any,

subject to adjustment in accordance with Section 2.07;

(aa)	“Finalization Date” means the earlier of:

	(i)	the first anniversary of the Closing Date;

	(ii)	the first date by which both the Drenthe-Overysel Financing and the Ga-Phasha Financing shall have occurred; and

	(iii)	the Expiry Date in accordance with Section 2.07(b)(i);

(bb)
“Financial Close” means the date upon which Anooraq or its Affiliates shall have received the net proceeds of the aggregate subscription for or purchase of Securities issued or sold by Anooraq in order to finance its Equity Portion;

(cc)	“Financing Period” means the period from the Closing Date to the Finalization Date (both dates inclusive);

(dd)
“Ga-Phasha Financing” means Financial Close in respect of the financing of the Equity Portion of all of the expenditures required to be made by Anooraq or its Affiliates in terms of the Ga-Phasha Reporting and in accordance with the Ga-Phasha Project;

(ee)	“Ga-Phasha Reporting” means, in relation to the Ga-Phasha Project, the issue of a bankable feasibility study, detailing the expenditures required in order to achieve Commercial Production;

(ff)	“Grandfather Shareholders Documents” means:

(i) the subscription and shareholders agreement attached hereto as Schedule C; and

(ii) the memorandum and articles of association of the Vendor, each as amended in accordance with Section 4.06 and as further described in Schedule 4.06 attached;

(gg)	“HDI” means Hunter Dickinson Inc., a corporation incorporated under the laws of Canada;

(hh)	“HDI Management Services Contract” means the geological, management and administration services agreement dated December 31, 1996 between HDI and Anooraq;

(ii)	“HDP” means any of the following persons:

(i)
a natural person who, being otherwise legally competent to do so (other than for reasons of legal capacity), or any of whose ascendants were, by virtue of their racial classification under the political and legal dispensation prevailing in South Africa prior to the national elections held in April 1994, prohibited from exercising a right to vote in the appointment of representatives to the House of Assembly of the erstwhile tricameral parliament of the Republic of South Africa or any predecessor thereof;

(ii) a trust created for the benefit of persons of which 52% or more are persons referred to in (i) and/or (iii); or

(iii) an artificial person:

		(A)	in which 52% or more of the issued voting shares (or other like instruments) are beneficially owned by one or more of the persons referred to in (i) and/or (ii); and

		(B)	whose management and daily business operations are under the Control of one or more persons referred to in (i) and/or (ii),

provided that:

(i)
for the purposes of determining the HDP status of the Vendor or any of its shareholders from time to time the percentage referred to in paragraphs (i) and (iii) above of this definition shall be 100%; and

(ii)
this definition of “HDP” shall be amended in the event that the definition of “Historically disadvantaged person” in the Mineral and Petroleum Development Act (South Africa) is altered subsequent to the Signature Date and a Disinterested Majority, in their sole discretion, considers such amendment to be in the interests of Anooraq;

(jj)	“Independent Director” means a director who is:

(i)
not a member of the management of Anooraq, the Vendor or HDI and is free from any interest and any business, family or other relationship which could reasonably be perceived to materially interfere with the director’s ability to act with a view to the best interests of Anooraq, other than interests and relationships arising solely from holdings in Anooraq;

	(ii)	not currently, or has not been within the last three years, an officer, employee of or material service provider to Anooraq, the Vendor, HDI or any of their Affiliates; and

	(iii)	not a director (or similarly situated individual) officer, employee or significant shareholder of an entity that has a material business relationship with Anooraq, the Vendor or HDI;

(kk)	“Initial Consideration Shares” means 91,200,000 Common Shares;

(ll)
“Kwanda Project” means the joint venture concluded between RPM and Plateau in South Africa in May, 2002 on the northern limb of the Bushveld Complex in South Africa on the farms Ham 699 LR, Gilead 729 LR, Elberfield 731 LR, Dorstland 768 LR, Gibeon 730 LR, Chlun 735 LR, Swerverskraal 736 LR, Rondeboschje 295 KR, Cyferkuil 321 KR, Haakdoornkuil 323 KR, Vaalkop 325 KR and Naboomfontein 320 KR;

(mm)	“Loan Discharge” means the lower of:

	(i)	the amount of ZAR8,002,879, together with interest accrued thereon, owed by the Vendor to RPM in relation to the Ga-Phasha Project in accordance with the Bridging Loan Agreement; and

	(ii)	ZAR9,250,000;

(nn)	“Lockup Default” means the occurrence, at any time prior to the Release Date, of either or both of the following:

	(i)	the Vendor or Anooraq ceasing to qualify as an HDP for any cause which constitutes a breach of this Agreement, the Grandfather Shareholders Documents or the Pelawan Trust Deed; or

	(ii)	the Vendor ceasing to beneficially own through the Pelawan Trust at least the number of Common Shares that is equal to the Lockup Shareholding;

(oo)
“Lockup Shareholding” means the number of Common Shares equal to 52% of the aggregate issued share capital of Anooraq (determined on a fully diluted basis) determined from time to time (each such time, the “Calculation Date”), provided that in respect of any Calculation Date during the Financing Period the aggregate issued share capital of Anooraq shall be determined by a Disinterested Majority for these purposes on a fully diluted basis:

	(i)	in accordance with Section 1.08; and

	(ii)	by assuming Dilutive Financings to have occurred on or prior to such Calculation Date as if the Calculation Date is the Finalization Date in accordance with Section 2.06(3);

(pp)
“Market Price” means the price of a Security determined on a mark to market basis using the weighted average of the closing price of that Security on the primary Canadian exchange on which it is listed for the ten (10) trading days preceding the date of determination, such weighted average to be determined by multiplying the last trade price of the day by the trading volume for each day in question;

(qq)	“Micawber” means Micawber 277 (Proprietary) Limited (Registration number 2002/016481/07), a private company incorporated under the laws of South Africa;

(rr)	“Net Upside Shareholding” means the higher of:

	(i)	zero; and

	(ii)	the amount determined on the Finalization Date in accordance with the following formula: 52% x (Current Shareholding – (Statutory Shareholding + Threshold Return Shareholding));

(ss)	“Net Threshold Return Shareholding” means the number of Consideration Shares comprised by the Threshold Return Entitlement, as calculated on the Finalization Date;

(tt)	“Parties” means Anooraq and the Vendor and “Party” means either one of them, as the context may indicate;

(uu)	“Ga-Phasha Project” means the joint venture as described in Schedule B attached;

(vv)	“Pelawan Trust” means the trust to be established in accordance with the Pelawan Trust Deed, which shall have at least three trustees at least one of which is a corporate person;

(ww)
“Pelawan Trust Deed” means the trust deed to be signed by the Vendor (as founder) and the relevant trustees establishing the Pelawan Trust as envisaged in Section 4.04 and as further described in Schedule 4.4 attached;

(xx)	“PPL” means Potgietersrust Platinums Limited (registration number 1925/008353/06), a public company incorporated under the laws of South Africa, being a wholly owned subsidiary of Angloplat;

(yy)
“Previous Proceeds” means the aggregate gross CAD proceeds realized by the Vendor upon the Transfer of any Consideration Shares comprising the Threshold Return Entitlement prior to the relevant date for determination;

(zz)
“Prime” means the publicly quoted basic rate of interest (percent, per annum, compounded monthly in arrears and calculated on a 365 day irrespective of whether or not the year is a leap year) from time to time published by The Standard Bank of Southern Africa Limited as being its prime rate, as certified by any manager of such bank whose authority, appointment and designation need not be proved;

(aaa)	“Properties” means, collectively, the properties forming the subject matter of the Rietfontein Project, the Kwanda Project, the Drenthe-Overysel Project and the Ga-Phasha Project;

(bbb)
“Public Record” means all documents filed by Anooraq on the System for Electronic Retrieval and Analysis (SEDAR) maintained by the Canadian Securities Administrators and the Canadian Depository for Securities;

(ccc)	“Release Date” means the earlier of:

(i) the sixth anniversary of the Closing Date; and

(ii) the first anniversary of the date of achievement of Commercial Production in relation to the Ga-Phasha Project and the Drenthe-Overysel Project;

(ddd)
“Rietfontein Project” means the exploration project conducted by Plateau in South Africa on the farm Rietfontein 2 KS and in respect of which Plateau completed an option agreement with African Minerals Limited in October, 2001;

(eee)	“RPM” means Rustenburg Platinum Mines Limited (registration number 1931/003380/06), a public company incorporated under the laws of South Africa, being a wholly owned subsidiary of Angloplat;

(fff)	“SARB” means the Exchange Control Department of the South African Reserve Bank;

(ggg)
“Securities” means any instrument that signifies title to, or an interest in, the capital, assets, property, profits, earnings or royalties of a corporation or that signifies a creditor relationship with a corporation (where such instrument is evidenced by a document which is transferable by delivery, registration, endorsement or any combination of these) and, including:

(i) an instrument, such as an option, subscription right, warrant or convertible security, entitling the holder to acquire some other security; and

(ii) any document evidencing title to, or an interest in, a security;

(hhh)
“Shareholders Agreement” means the Shareholders Agreement to be concluded between Anooraq, the Vendor and the Pelawan Trust as envisaged in Section 4.05 and as further described in Schedule 4.05 attached;

(iii)	“Signature Date” means the date of the last signature of this Agreement;

(jjj)	“South Africa” means the Republic of South Africa;

(kkk)
“Statutory Shareholding” means the minimum Current Shareholding by the Vendor which is required, in the reasonable assessment of Anooraq, from time to time in order for the Vendor to qualify as an HDP, which upon the Signature Date constitutes 52% in respect of Anooraq and 100% in respect of the Vendor;

(lll)
“Surplus Pelawan Shareholding” means all Common Shares held by the Vendor other than the Statutory Shareholding;
(mmm)“Target Shares” means the 50 ordinary shares in the issued and outstanding share capital of Micawber, comprising 50% of the issued and outstanding share capital of Micawber upon the Closing Date, which are beneficially owned and registered in the name of the Vendor upon the Closing Date, together with all rights, benefits, entitlements and agreements relating thereto;

(nnn)
“Threshold Return Entitlement” means the maximum number of Consideration Shares which may, subject to any other applicable restrictions, be Transferred by the Vendor from time to time during the Financing Period, being:

(i) the Threshold Return Shareholding; less

(ii) the number of Consideration Shares determined by dividing the Previous Proceeds by the Market Price per Common Share at the date of such determination;

(ooo)	“Threshold Return Shareholding” that number of Consideration Shares which, at the relevant time for determination have an aggregate Market Price equal to $9,875,000;

(ppp)	“Time of Closing” means 7 a.m. (Pacific Time) on the Closing Date;

(qqq)
“Top-Up Consideration Shares” means the Consideration Shares, if any, issued by Anooraq to the Vendor within five Business Days of the Finalization Date in the event that the Surplus Pelawan Shareholding is lower than the Net Threshold Return Shareholding, in accordance with Section 2.04;

(rrr)	“Trading Day” means a day on which the TSX Venture Exchange is open for trading;

(sss)
“Transfer” means to dispose of, transfer, pledge, assign, cede, encumber, mortgage, hypothecate, or enter into any contract, option, hedging arrangement or other arrangement or understanding with respect to the sale, transfer, pledge, assignment, cession or encumbrance of securities and “Transferred” shall have an equivalent meaning; and

(ttt)	“Treasury” means all cash on hand or at a bank, representing cleared and immediately available funds, held by or on behalf of Anooraq.

1.02                  Headings

                          The division of this Agreement into Articles and Sections and the insertion of headings are for convenience of reference only and shall not affect the construction or interpretation of this Agreement. The terms “this Agreement”, “hereof”, “hereunder” and similar expressions refer to this Agreement and not to any particular Article, Section or other portion hereof and include any agreement supplemental hereto. Unless something in the subject matter or context is inconsistent therewith, references herein to Articles and Sections are to Articles and Sections of this Agreement.

1.03                   Extended Meanings

                          In this Agreement words importing the singular number only shall include the plural and vice versa, words importing the masculine gender shall include the feminine and neuter genders and vice versa and words importing persons shall include individuals, partnerships, associations, trusts, unincorporated organizations and corporations.

1.04                   Rules of Construction

            (1)          The use of the word “including” followed by a specific example or examples shall not be construed as limiting the meaning of the general wording preceding it and the eiusdem generis rule shall not be applied in the interpretation of such general wording or such specific example or examples.

            (2)          The rule of construction that, in the event of ambiguity, the contract shall be interpreted against the Party responsible for the drafting or preparation of the Agreement, shall not apply.

1.05                   Accounting Principles

                          Wherever in this Agreement reference is made to a calculation to be made in accordance with generally accepted accounting principles, such reference shall be deemed to be to the generally accepted accounting principles from time to time approved by the Canadian Institute of Chartered Accountants, or any successor institute, applicable as at the date on which such calculation is made or required to be made in accordance with generally accepted accounting principles.

1.06                   Currency

                          All references to “$”, “CAD” or “Dollars” herein are to lawful money of Canada. All references to “R”, “ZAR” or “Rand” are to lawful money of South Africa.

1.07                   Schedules

                          The following are the Schedules annexed hereto and incorporated by reference and deemed to be part hereof:

                          Schedule A – Plateau: South Africa Land Holdings, December 2003;
                          Schedule B – Description of Ga-Phasha Project;
                          Schedule C – Subscription and Shareholders Agreement;
                          Schedule 2.06 – Calculation of Final Consideration Shareholding;
                          Schedule 4.04 - Pelawan Trust;
                          Schedule 4.05 – Shareholders Agreement; and
                          Schedule 4.06 – Grandfather Shareholders Documents.

1.08                   Share Calculations

                          All references to numbers of shares and the determination of numbers of shares shall be reflected and so determined on a fully diluted basis (that is, taking into account all unexpired convertible securities, subscription receipts, share warrants and options) and shall be subject to adjustment, as required, to take into account any share splits, share consolidations, capital distributions and stock dividends.

ARTICLE 2 - SHARE EXCHANGE

2.01                   Share Exchange and Consideration Shares

           (1)           Upon and subject to the terms and conditions hereof and at the time of Closing, the Vendor hereby agrees to sell, assign, transfer and deliver the Target Shares to Anooraq or its nominee in accordance with Section 6.04 and Anooraq hereby agrees to purchase the Target Shares from the Vendor free and clear of all mortgages, liens, pledges, charges, claims, security issues, taxes (save as provided in Section 6.06(2)) and encumbrances at the time of Closing.

           (2)            In consideration for the transfer of the Target Shares to Anooraq by the Vendor and the covenants of the Vendor contained in Section 4.02(4), Anooraq shall:

(a)	pay to RPM the Loan Discharge on behalf of the Lender at the later of the Time of Closing or the due date for the repayment to RPM by the Vendor in accordance with the Bridging Loan Agreement; and

(b)	issue and deliver to the Vendor the Consideration Shares as follows:

	(i)	the Initial Consideration Shares at the Time of Closing;

	(ii)	the Adjustment Consideration Shares during the Financing Period, if required in accordance with Section 2.03; and

	(iii)	the Top-Up Consideration Shares within five Business Days of the Finalization Date, if required in accordance with Section 2.04,

subject to Section 2.07 and the cancellation of the Cancelled Consideration Shares upon the Finalization Date, if required in accordance with Section 2.05.

           (3)            Nothing contained in this Agreement shall constitute a guarantee or suretyship by Anooraq in respect of any liabilities of the Vendor to any person and the obligation of Anooraq to make the Loan Discharge in accordance with Section 2.01(2) shall arise only upon this Agreement becoming unconditional in accordance with Article 5.

2.02                   Initial Consideration Shares

                          The Initial Consideration Shares shall be issued and delivered by Anooraq to the Pelawan Trust as nominee for the Vendor at the Time of Closing against delivery to the Vendor of a share certificate or certificates evidencing the Target Shares duly endorsed in blank for transfer to Anooraq or its nominee.

2.03                   Adjustment Consideration Shares

                          If, during the Financing Period, a Dilutive Financing occurs or, in accordance with Section 2.06(3) is deemed to occur, and results, or is deemed to result, in the Current Shareholding falling below the Statutory Shareholding, Anooraq shall, within five Business Days of Financial Close in respect of such Dilutive Financing, issue that number of Adjustment

Consideration Shares to the Vendor as may be required to make the Current Shareholding equal to the Statutory Shareholding.

2.04                   Top-Up Consideration Shares

                          If, upon the Finalization Date, the Surplus Pelawan Shareholding is lower than the Net Threshold Return Shareholding, Anooraq shall, subject to Sections 2.06(2) and 2.07, issue to the Vendor, within five Business Days of the Finalization Date, that number of Top-Up Consideration Shares as are equal to such shortfall.

2.05                   Cancelled Consideration Shares

                          Upon the Finalization Date but subject to Sections 2.06(2) and 2.07, the Vendor shall, in addition to the Consideration Shares comprising the Statutory Shareholding (including any Adjustment Consideration Shares) and the Top-Up Consideration Shares (if any), retain the Consideration Shares comprising the Net Upside Shareholding (if any) and the Cancelled Consideration Shares shall be surrendered within five Business Days for cancellation and cancelled with effect from the Finalization Date, without the payment of any consideration by Anooraq.

2.06                   Finalization Date

(1)	Upon the Finalization Date, Anooraq shall calculate:

(a)	the Statutory Shareholding, the Surplus Pelawan Shareholding, the Final Consideration Shareholding, the Net Threshold Return Shareholding and the Net Upside Shareholding; and

(b)	the number of Adjustment Consideration Shares (if any), Top-Up Consideration Shares (if any) and Cancelled Consideration Shares (if any),

as at the Finalization Date.

           (2)            Anooraq shall notify the Vendor and the Pelawan Trust of the result of such calculations upon the Finalization Date in writing. For illustrative purposes only, an example of the workings for the calculation of the Final Consideration Shareholding is set out in Schedule 2.06 attached hereto. The Vendor shall have ten Business Days to review such calculations and shall be deemed to have accepted them in the event that it does not deliver a written notice to Anooraq contesting the correctness of such calculations by the expiry of such ten Business Day period, such written notice to set out the basis of the Vendor’s dispute. If the Vendor contests the correctness of such calculations and Anooraq does not accept such objection within two Business Days of receiving the Vendor’s notice of dispute, the dispute shall be referred in writing by either Party to the statutory auditors of Anooraq for determination. Such auditors shall calculate the Final Consideration Shareholding within fifteen Business Days of the dispute being referred to them. Such auditors shall make such determination acting as experts and not as arbitrators and their decision, in the absence of fraud or manifest error, shall be final and binding on the Parties. The costs of such auditors shall be borne by the Parties equally.

           (3)            If, upon the Finalization Date, for the purposes of calculating the Final Consideration Shareholding:

(a)	the Ga-Phasha Reporting shall not have occurred, a Dilutive Financing equal to $70,800,000, less Cash on Hand (without any duplication in relation to calculations under the other paragraphs of this Section 2.06(3)), shall be assumed for the purposes of such calculation;

(b)	the Ga-Phasha Reporting shall have occurred but the full Ga-Phasha Financing shall not have occurred, the Dilutive Financing shall be assumed for calculation purposes to be equal to 30% of the capital expenditures required in order to achieve Commercial Production, as specified in the Ga-Phasha Reporting less the sum of:

	(i)	Cash on Hand (without any duplication in relation to calculations under the other paragraphs of this Section 2.06(3)); plus

	(ii)	the amount of any Actual Financings to date in relation to the Ga-Phasha Project;

(c)	the Drenthe-Overysel Reporting shall not have occurred, a Dilutive Financing equal to $27,600,000, less Cash on Hand (without any duplication in relation to calculations under the other paragraphs of this Section 2.06(3)), shall be assumed for the purposes of such calculation; and

(d)	the Drenthe-Overysel Reporting shall have occurred but the full Drenthe-Overysel Financing shall not have occurred, the Dilutive Financing shall be assumed for calculation purposes to be equal to 30% of the capital expenditures required in order to achieve Commercial Production, as specified in the Drenthe-Overysel Reporting or, if issued, a bankable feasibility study on the Drenthe-Overysel Project, less the sum of:

	(i)	Cash on Hand (without any duplication in relation to calculations under the other paragraphs of this Section 2.06(3)); plus

	(ii)	the amount of any Actual Financings to date in relation to the Drenthe-Overysel Project.

2.07                   Lockup Default

                          In the event of a Lockup Default:

(a)	if such Lockup Default occurs during the Financing Period, Anooraq shall not be obliged to issue any Adjustment Consideration Shares unless it elects, in its sole discretion, to do so. If any Adjustment Consideration Shares are issued in such circumstances, the aggregate Market Price of such Adjustment Consideration Shares upon issue shall be deemed to constitute Previous Proceeds for the purposes of calculating the Net Threshold Return Shareholding upon the Finalization Date; and

(b)	if such Lockup Default has not been cured by the tenth Business Day (the “Expiry Date”) from and including the date of the delivery by Anooraq to the Vendor and the Pelawan Trust of written notice of such Lockup Default:

(i)	if such Lockup Default occurs during the Financing Period, the
Finalization Date shall be deemed to be the Expiry Date and the Cancelled Consideration Shares shall be deemed to equal the Surplus Pelawan Shareholding, if any; and

	(ii)	upon the Expiry Date, Anooraq may, at its sole option, acquire from the Vendor all the Consideration Shares then comprising the Current Shareholding and the Vendor shall be deemed to have offered such Consideration Shares to Anooraq, upon the following terms:

		(A)	such option shall be exercised within 60 Business Days of the Expiry Date;

		(B)	the purchase price at which such Consideration Shares may be purchased shall be the nominal amount of $100, which the Parties agree shall, by reason of the Vendor or Anooraq (as the case may be) ceasing to qualify as an HDP, constitute sufficient consideration and shall not constitute a penalty;

		(C)	such rights of acquisition by Anooraq shall be capable of exercise only if assigned (for consideration of no more than $100), in the sole discretion of Anooraq, to:

			(I)	a third party of Anooraq’s choosing which is not an Affiliate of Anooraq and qualifies as an HDP, provided that:

				1.	as a prior condition to such assignment, written notice of five Business Days has been given by Anooraq to the DME;

				2.	such HDP has, to the extent required (in the opinion of Anooraq, acting reasonably), been approved by the DME;

				3.	such HDP shall, as a prior condition to such assignment, have agreed to be bound by the terms of the Shareholders Agreement and the Pelawan Trust Deed; and

	4.	the shareholding structure of such HDP is governed by agreements upon substantially similar terms to the Grandfather Shareholders Documents that will prevent such person from losing its HDP status.

(II)	a trust established by Anooraq for the benefit of HDPs, whether then ascertained or not, provided that:

	1.	such beneficiaries are ascertainable as a class of HDPs;

	2.	such trust is not, nor does such class of beneficiaries constitute, an Affiliate of Anooraq; and

	3.	the deed establishing such trust shall oblige the trustees thereof to transfer such Consideration Shares only to an HDP which has been designated in writing by a resolution of a Disinterested Majority and which has, to the extent required (in the opinion of Anooraq, acting reasonably), been approved by the DME, provided that, as a prior condition to any such transfer, written notice of five Business Days shall be given by such trust to the DME ;

	4.	the designated HDP to which such trust transfers the Consideration Shares shall, as a prior condition to such transfer, have agreed to be bound by the terms of the Shareholders Agreement, the Pelawan Trust Deed; and

	5.	the shareholding structure of such HDP is governed by agreements upon substantially similar terms to the Grandfather Shareholders Documents that will prevent such person from losing its HDP status.

2.08                   Anooraq Calculations

                          All calculations or elections made by Anooraq in accordance with this Article 2 shall only be valid if made or confirmed by a resolution by a Disinterested Majority.

2.09                   Legends

           (1)            The Initial Consideration Shares shall be issued in the following form at the Time of Closing:

(a)	a share certificate bearing the legends referred to in Section 2.09(2) shall be issued in respect of that number of Initial Consideration Shares comprising the Lockup Shareholding at the Time of Closing; and

(b)	a separate share certificate bearing no such legend shall be issued in respect of the balance of the Initial Consideration Shares.

           (2)            Each of the share certificates referred to in Section 2.09(1) and each share certificate evidencing any Adjustment Consideration Shares shall bear conspicuous legends on its face recording that the Common Shares evidenced by such certificate are subject to:

(a)	cancellation in accordance with Section 2.05;

(b)	acquisition by Anooraq in accordance with Section 2.07; and

(c)	the Transfer restrictions contained in the Shareholders Agreement and such Transfer restrictions shall be set out in such legend.

           (3)            Following the determination of the Final Consideration Shareholding upon the Finalization Date:

(a)	to the extent that the number of Consideration Shares evidenced by the share certificate referred to in Section 2.09(1)(a) is less (the “Shortfall”) than the Lockup Shareholding on the Finalization Date, the Vendor (through the Pelawan Trust) shall surrender the share certificate referred to in Section 2.09(1)(b) (or any replacement share certificate or certificates issued to the Pelawan Trust in respect thereof during the Financing Period) to Anooraq within five Business Days of the Finalization Date and Anooraq shall issue replacement share certificates to the Pelawan Trust in the following form:

	(i)	a share certificate bearing the legends referred to in Sections 2.09(2)(b) and 2.09(2)(c) in respect of the number of Consideration Shares equal to the Shortfall;

	(ii)	a share certificate not bearing the legend referred to in Section 2.09(3)(a)(i) in respect of the balance of such Consideration Shares, without prejudice to the provisions of the balance of this Section 2.09; and

(b)	the Vendor shall be entitled to cause the Pelawan Trust to require Anooraq to issue a share certificate not bearing the portion of the legend referred to in Section 2.09(2)(a) in replacement of the share certificates referred to in Section 2.09(2).

           (4)            Upon the Release Date, the Vendor shall be entitled to cause the Pelawan Trust to require Anooraq to replace the share certificate referred to in Sections 2.09(3)(a)(i) and 2.09(3)(b) with replacement share certificates as follows:

(i)	a share certificate evidencing that number of Consideration Shares that are equal to the Statutory Shareholding at such time, bearing a legend recording the restriction on Transfer referred to in paragraph (d) of Section 1 of Schedule 4.05 attached; and

(ii)	a share certificate not bearing the legend referred to in Section 2.09(4)(i) in respect of the balance of such Common Shares, without prejudice to the provisions of the balance of this Section 2.09.

           (5)            The replacement share certificates referred to in Sections 2.09(3) and 2.09(4) shall be issued by Anooraq to the Pelawan Trust within five Business Days of the delivery to it by the Pelawan Trust of the relevant share certificates which are to be replaced.

2.10                  Closing

                          The sale and purchase of the Target Shares shall be completed at the Time of Closing at the offices of Werksmans Inc., 155-5th Street, Sandown, Sandton, Johannesburg, South Africa and at the offices of McCarthy Tétrault LLP, Suite 1300, 777 Dunsmuir Street, Vancouver, British Columbia, V7Y 1K2.

ARTICLE 3 - REPRESENTATIONS AND WARRANTIES

3.01                   Vendor’s Representations and Warranties

                          The Vendor represents and warrants to Anooraq that as at the Signature Date (save as provided hereunder) and as at the Closing Date:

(a)	the Vendor is a private company duly incorporated, organized and subsisting under the laws of South Africa;

(b)	the Vendor has good and sufficient power, authority and right to enter into and deliver this Agreement and to complete the transactions to be completed by the Vendor contemplated hereby;

(c)	the Vendor is an HDP and there are no agreements, options in existence, or securities in issue, which may result in the Vendor ceasing to be an HDP at any time in the future;

(d)	the registered and beneficial Shareholders of the Vendor and, to the extent that any such shareholders are trusts or artificial persons, the beneficiaries of such trusts and the registered and beneficial shareholders of such artificial persons, are the HDPs identified in the Grandfather Shareholders Documents;

(e)	to the best of the Vendor’s knowledge, the Vendor has disclosed, or has provided data, information or documents disclosing, all material information in its possession or under its control relating to the condition, status and prospects of the Ga-Phasha Project and none of this material is misleading or inaccurate in any material respect;

(f)	the description of the Ga-Phasha Project set out in Schedule B is true and accurate in all material respects;

(g)	as at the Closing Date, all of the issued and outstanding shares of Micawber are beneficially owned by and registered in the name of the Vendor (as to the Target Shares) and RPM (as to 50 ordinary shares, together with all rights, benefits, entitlements and agreements relating thereto) only;

(h)	as at the Closing Date, the Vendor is the beneficial and registered owner of the Target Shares free and clear of all liens, charges, encumbrances and any other rights of others;

(i)	as at the Closing Date, the Vendor has good and sufficient power, authority and right to enter into and deliver this Agreement and to transfer the legal and beneficial title and ownership of the Target Shares to Anooraq free and clear of all mortgages, liens, pledges, charges, claims, security issues, agreements and encumbrances and any other rights of others, but subject to the provisions of the articles of association of Micawber (the provisions of which have been complied with by the Vendor in relation to the transactions envisaged in this Agreement upon the Closing Date);

(j)	there is no contract, option or any other right of another binding upon or which at any time in the future may become binding upon the Vendor to Transfer any of the Target Shares other than pursuant to the provisions of this Agreement; and

(k)	neither the entering into nor the delivery of this Agreement nor the completion of the transactions contemplated hereby by the Vendor will result in the violation of:

(i) any of the provisions of the memorandum and articles of association of the Vendor;

(ii) any agreement or other instrument to which the Vendor is a party or by which the Vendor is bound; or

(iii) any applicable law, rule or regulation.

3.02                   Survival of the Vendor’s Representations, Warranties and Covenants

           (1)            The representations and warranties of the Vendor set forth in Section 3.01 shall survive the completion of the sale and purchase of the Target Shares herein provided for and, notwithstanding such completion shall continue in full force and effect for the benefit of Anooraq for a period of five years from the Closing Date.

           (2)            The covenants of the Vendor set forth in this Agreement shall survive the completion of the sale and purchase of the Target Shares herein provided for and, notwithstanding such completion, shall continue in full force and effect for the benefit of Anooraq in accordance with the terms thereof.

3.03                   Anooraq’s Representations and Warranties

                          Anooraq represents and warrants to the Vendor that as at the Signature Date and the Closing Date:

(a)	Anooraq is a corporation duly incorporated, organized and subsisting under the laws of the Province of British Columbia;

(b)	Anooraq has good and sufficient power, authority and right to enter into and deliver this Agreement and to complete the transactions to be completed by Anooraq contemplated hereby;

(c)	Plateau is a corporation duly incorporated, organized and subsisting under the laws of South Africa as a private company with the corporate power to own its assets and to carry on its business and has made all necessary filings under all applicable corporate, securities and taxation laws or any other laws to which Plateau is subject;

(d)	neither the entering into nor the delivery of this Agreement nor the completion of the transactions contemplated hereby by Anooraq will result in the violation of:

(i) any of the provisions of the memorandum and articles of association of Anooraq or Plateau;

(ii) any agreement or other instrument to which Anooraq or Plateau is a party or by which Anooraq or Plateau is bound; or

(iii) any applicable law, rule or regulation;

(e)	save as disclosed in the Public Record, there has been no change in the affairs, business, prospects, operations or condition of Anooraq, financial or otherwise, whether arising as a result of any legislative or regulatory change, revocation of any licence or right to do business, fire, explosion, accident, casualty, labour dispute, flood, drought, riot, storm, condemnation, act of God, public force or otherwise, except changes occurring in the usual and ordinary course of business which have not materially adversely affected the affairs, business, prospects, operations or condition of Anooraq, financial or otherwise;

(f)	save as disclosed in the Public Record, there is no agreement, option, understanding or commitment, or any right or privilege capable of becoming an agreement, for the purchase from Anooraq of its business or a material portion of any of its assets;

(g)	save as disclosed in the Public Record, there are no actions, suits or proceedings (whether or not purportedly on behalf of Anooraq or Plateau) pending or threatened against or materially adversely affecting, or which could materially adversely affect, Anooraq or Plateau or any of its assets before or by any federal, provincial, municipal or other governmental court, department, commission, board, bureau, agency or instrumentality, domestic or foreign, whether or not insured, and which might involve the possibility of any judgment or liability against Anooraq or Plateau;

(h)	Plateau is not conducting its business in any jurisdiction other than South Africa;

(i)	each of Anooraq and Plateau is conducting its business in compliance with all applicable laws, rules, regulations, notices, approvals and orders of Canada or South Africa, as the case may be, and all municipalities thereof in which its business is carried on, is not in breach of any such laws, rules, regulations, notices, approvals or orders and is duly licensed, registered or qualified, and duly possesses all permits and quotas, in Canada or South Africa, as the case may be, and all municipalities thereof in which Anooraq or Plateau carries on its business to enable its business to be carried on as now conducted and its assets to be owned, leased and operated, and all such licences, registrations, qualifications, permits and quotas are valid and subsisting and in good standing and none of the same contains or is subject to any term, provision, condition or limitation which has or may have a material adverse effect on the operation of its business or which may adversely change or terminate such licence, registration, qualification, permit or quota by virtue of the completion of the transactions contemplated hereby; and

(j)	the operation of each of Anooraq and Plateau of its business is not subject to any restriction or limitation and is not in contravention of any law or regulation or of any decree or order of any court or other body having jurisdiction.

3.04                   Survival of Anooraq’s Representations, Warranties and Covenants

           (1)            The representations and warranties of Anooraq set forth in Section 3.03 shall survive the completion of the sale and purchase of the Target Shares herein provided for and, notwithstanding such completion, shall continue in full force and effect for the benefit of the Vendor for a period of five years from the Closing Date.

           (2)            The covenants of Anooraq set forth in this Agreement shall survive the completion of the sale and purchase of the Target Shares herein provided for and, notwithstanding such completion, shall continue in full force and effect for the benefit of the Vendor in accordance with the terms thereof.

ARTICLE 4 - COVENANTS

4.01                   Taxes

                          Save as provided in Section 6.06(2), Anooraq does not assume and shall not be liable for any taxes whatsoever which may be or become payable by the Vendor including any taxes resulting from or arising as a consequence of the sale by the Vendor to Anooraq of the Target Shares herein contemplated, and the Vendor shall indemnify and save harmless Anooraq from and against all such taxes.

4.02                   Covenants of the Vendor

           (1)            The Vendor shall ensure that the representations and warranties of the Vendor set out in Section 3.01 over which the Vendor has reasonable control are true and correct at the Time of Closing and that the conditions of closing for the benefit of both Parties or Anooraq set out in Section 5.02(1) over which the Vendor has reasonable control have been performed or complied with by the Time of Closing.

           (2)            The Vendor shall promptly notify Anooraq in writing of any breach of this Agreement, the Grandfather Shareholders Documents or the Pelawan Trust Deed of which it is aware which has or may reasonably be expected to result in the Vendor or Anooraq ceasing to qualify as an HDP.

           (3)            The Vendor shall permit Anooraq, through its agents and representatives, to make such reasonable investigation prior to the Time of Closing of the assets of Micawber and the Vendor and of each of their financial and legal condition as Anooraq considers necessary or advisable to familiarize itself with such assets and other matters and the Vendor shall supply any and all documents and records of Micawber and the Vendor to Anooraq and its agents and representatives as they may reasonably require. The Vendor shall also permit the inspection of the assets of Micawber and the Vendor prior to the Time of Closing by such federal, provincial or municipal authorities as Anooraq may require. Such investigations and inspections shall not, however, affect or mitigate the Vendor’s covenants, representations and warranties hereunder which shall continue in full force and effect.

           (4)            The Vendor shall employ its reasonable endeavours to procure prior to March 31, 2004:

(a)	the amendment of the Grandfather Shareholders Documents and the memorandum and articles of association of the Vendor to the reasonable satisfaction of Anooraq;

(b)	the submission of draft applications to the DME for the amendment, reissue or novation, as appropriate, of all relevant leases, permits, title documents, agreements and constating documents to reflect that Anooraq or one of its Affiliates shall replace the Vendor from the Time of Closing as the participant in the Ga-Phasha Project and such amendment, reissue or novation taking place;

(c)	the grant to Micawber by the DME of a mineral lease in respect of the farms referred to in paragraph 1 of Schedule B;

(d)	the issue by the DME of a mining authorization in accordance with Section 9 of the Minerals Act, 1991 (South Africa), or the equivalent right, licence or interest in accordance with the Mineral and Petroleum Development Act (South Africa) in the event that such statute comes into force prior to the Time of Closing, to, RPM and Anooraq, or one of their respective Affiliates;

(e)	the signature by RPM of the joint venture agreement envisaged in Schedule B in relation to the Ga-Phasha Project;

(f)	the establishment of the Pelawan Trust in accordance with this Agreement; and

(g)	the consent of the SARB to the performance by the Parties of their respective obligations in terms of this Agreement.

4.03                   Covenants of Anooraq

           (1)            Anooraq shall ensure that the representations and warranties of Anooraq set out in Section 3.03 over which Anooraq has reasonable control are true and correct at the Time of Closing and that the conditions of closing for the benefit of both Parties or the Vendor set out in Article 5 over which Anooraq has reasonable control have been performed or complied with by the Time of Closing.

           (2)            From the Signature Date to the Time of Closing, Anooraq shall pay (up to a maximum in the aggregate of ZAR1,100,000, plus actual travel expenditures) to the Vendor amounts equal to the Vendor’s actual transaction, legal, accounting and travel expenses incurred to third parties in undertaking the actions required to achieve fulfillment of the conditions contained in Sections 5.01(1)(b), 5.01(1)(c), 5.01(1)(d), 5.01(1)(e), 5.01(1)(h), 5.01(1)(i), 5.01(1)(l), 5.03(1)(a) and 5.03(1)(c), provided that the Vendor shall have employed its reasonable endeavours to minimise such costs through measures such as obtaining competitive quotes and agreeing fee caps, where appropriate. All such amounts shall be payable by Anooraq within five Business Days of the delivery to Anooraq of invoices detailing the relevant expenses, in a form satisfactory to Anooraq.

           (3)            In the event that the events referred to in Sections 4.02(4)(a), 4.02(4)(c) and 4.02(4)(f) have occurred by no later than March 31, 2004 and Anooraq, acting reasonably, is satisfied that the Vendor has employed its reasonable endeavours to procure the happening of the events referred to in Sections 4.02(4)(b), 4.02(4)(d), 4.02(4)(e) and 4.02(4)(g) prior to March 31, 2004, then Anooraq shall,from April 1, 2004 up to the Time of Closing, pay monthly (in advance) an amount equal to the Vendor’s actual working capital expenses per month, up to a maximum in the aggregate of ZAR550,000 per month.

            (4)            The payments to be made in accordance with Section 4.03(3)shall commence on April 1, 2004 and shall be made up to the Time of Closing, provided that such payments shall only be made within five Business Days of the delivery to Anooraq of invoices detailing the relevant costs and expenses, in a form satisfactory to Anooraq.

4.04                   Pelawan Trust

           (1)            All Consideration Shares shall be issued to and registered in the name of the Pelawan Trust, as nominee for the Vendor.

           (2)            The terms of the Pelawan Trust Deed shall include provisions substantially in accordance with those described in Schedule 4.04 attached.

4.05                   Shareholders Agreement

           (1)            The Parties shall employ their reasonable endeavours to procure the execution, prior to the Time of Closing, of the Shareholders Agreement by Anooraq, the Vendor and the Pelawan Trust.

           (2)            The Shareholders Agreement shall include provisions substantially in accordance with those described in Schedule 4.06 attached.

4.06                   Grandfather Shareholders Documents

                          The amendments to be made to the Grandfather Shareholders Documents in accordance with Section 4.02(4)(a) shall include those described in Schedule 4.06 attached.

ARTICLE 5 - CONDITIONS

5.01                   Conditions for the Benefit of Both Parties

           (1)            The sale by the Vendor and the purchase by Anooraq of the Target Shares is subject to the following conditions, which are for the exclusive benefit of both Parties to be performed or complied with at or prior to the Time of Closing:

(a)	the approval of the sale of the Target Shares by the shareholders of the Vendor in accordance with section 228 of the Companies Act (South Africa);

(b)	the amendment, to the reasonable satisfaction of the Vendor and of the board of directors of Anooraq, of the articles of Anooraq and Micawber to reflect changes necessitated by this Agreement;

(c)	the delivery to Anooraq of an unconditional written waiver by Angloplat of its pre-emptive rights in respect of the Target Shares and a written confirmation by Angloplat in accordance with article 22A(i) of the articles of association of Micawber;

(d)	the signature by RPM and Anooraq, or one of their respective Affiliates, of the joint venture agreement envisaged in Schedule B in relation to the Ga-Phasha Project and such joint venture agreement becoming unconditional and fully effective (save in respect of any conditionality relating to this Agreement becoming unconditional and fully effective);

(e)	the signature by Anooraq, the Vendor and the Pelawan Trust of the Shareholders Agreement and the Shareholders Agreement becoming unconditional and fully effective (save in respect of any conditionality relating to this Agreement becoming unconditional and fully effective);

(f)	the amendment, to the reasonable satisfaction of the Vendor and Anooraq, of the HDI Management Services Contract;

(g)	the finalization, to the reasonable satisfaction of the Vendor and Anooraq, of written protocols governing at least the following aspects of the management and operations of Anooraq and its Affiliates:

	(i)	corporate governance and board and management procedures;

	(ii)	financial management and procedures; and

	(iii)	operational management and procedures;

(h)	the execution of the Pelawan Trust Deed, upon terms reasonably satisfactory to the Vendor and Anooraq and the issue of letters of authority to the trustees of the Pelawan Trust;

(i)	the unconditional consent (or if conditional, upon conditions confirmed by the Parties in writing to be acceptable), in so far as it may be necessary, of any regulatory authorities, in South Africa, Canada or elsewhere, for the Parties to perform their respective obligations in terms of this Agreement, including:

	(i)	the SARB;

	(ii)	the competition authorities of South Africa, Canada and the European Union;

	(iii)	the DME;

	(iv)	the TSX or TSX Venture Exchange, or both;

	(v)	the Ontario Securities Commission, the British Columbia Securities Commission and any other relevant securities commission;

	(vi)	the Director of Investments, Industry Canada;

(j)	the unconditional consent (or if conditional, upon conditions confirmed by the Parties in writing to be acceptable), in so far as it may be necessary, of Angloplat, RPM and PPL, for the Vendor to perform its obligations in terms of this Agreement;

(k)	the approval by the shareholders of Anooraq of the transactions envisaged in this Agreement, to the extent required in accordance with the constating documents of Anooraq, the Company Act (British Columbia), the TSX, the TSX Venture Exchange and the securities laws of Canada; and

(l)	the execution by the Vendor of an escrow agreement, if required by the TSX Venture Exchange, in accordance with the requirements of the TSX Venture Exchange.

5.02                   Conditions for the Benefit of Anooraq

           (1)            The sale by the Vendor and the purchase by Anooraq of the Target Shares is subject to the following conditions, which are for the exclusive benefit of Anooraq and are to be performed or complied with at or prior to the Time of Closing:

(a)	the advertisement by the Vendor of the sale of the Target Shares in accordance with Section 34 of the Insolvency Act, 1936 (South Africa) and the expiry of the period of 30 days from advertisement without such advertisement giving rise to claims by material creditors, unless such claims are settled in full prior to the Time of Closing;

(b)	the approval of the performance by the Vendor of its obligations under this Agreement by the Boards of Directors of Micawber and the Vendor;

(c)	the amendment of the Grandfather Shareholders Documents to the reasonable satisfaction of Anooraq, including the registration of such Memorandum and Articles of Association of the Vendor in their amended form with the South African Registrar of Companies;

(d)	the amendment, reissue or novation, as appropriate, of all relevant leases, permits, title documents, agreements and constating documents to reflect that Plateau and RPM, or one of their respective Affiliates, shall be the participants in the Ga-Phasha Project;

(e)	the issue by the DME of a mining authorization in accordance with Section 9 of the Minerals Act, 1991 (South Africa), or the equivalent right, licence or interest in accordance with the Mineral and Petroleum Development Act (South Africa) in the event that such statute comes into force prior to the Time of Closing, to RPM and Anooraq, or one of their respective Affiliates (if such Affiliate is the signatory of the joint venture agreement referred to in Section 5.01(1)(c));

(f)	the delivery to Anooraq of an opinion as to the fairness of the share exchange envisaged herein to the shareholders of the company on the Signature Date and the valuation of the Vendor’s interest in the Ga-Phasha Project, each upon terms reasonably satisfactory to the board of directors of Anooraq;

(g)	the delivery to Anooraq of technical reports in relation to the Properties, to the extent and in the form required in accordance with National Instrument 43-101 published by the Canadian Securities Administrators and to the reasonable satisfaction of Anooraq;

(h)	the completion of technical due diligence in respect of the Ga-Phasha Project by the engineering and geological employees and advisers of Anooraq to the reasonable satisfaction of Anooraq;

(i)	the completion of legal due diligence in respect of the Vendor, Micawber and the Ga-Phasha Project by the legal counsel of Anooraq to the reasonable satisfaction of Anooraq;

(j)	the completion of financial due diligence in respect of the Vendor, Micawber and the Ga-Phasha Project by the financial advisors of Anooraq to the reasonable satisfaction of Anooraq;

(k)	the representations and warranties of the Vendor set forth in Section 3.01 shall be true and correct at the Time of Closing with the same force and effect as if made at and as of such time;

(l)	the Vendor shall have performed or complied with all of the terms, covenants and conditions of this Agreement to be performed or complied with by the Vendor at or prior to the Time of Closing;

(m)	Anooraq shall be furnished with such certificates, affidavits or statutory declarations of Micawber and of the Vendor or of officers of Micawber and of the Vendor as Anooraq or Anooraq’s counsel may consider to be reasonably necessary in order to establish that the terms, covenants and conditions contained in this Agreement to have been performed or complied with by the Vendor or by Micawber, as the case may be, at or prior to the Time of Closing have been performed and complied with and that the representations and warranties of the Vendor herein given are true and correct at the Time of Closing;

(n)	all directors and officers of Micawber who were nominees of the Vendor shall resign if Anooraq shall have specified in writing that such persons should resign; and

(o)	all necessary steps and proceedings shall have been taken to permit the Target Shares to be duly and regularly transferred to and registered in the name of Anooraq or its nominee.

           (2)            In case any term or covenant of the Vendor or condition to be performed or complied with for the benefit of Anooraq (including any conditions for the benefit of both Parties) at or prior to the Time of Closing shall not have been performed or complied with at or prior to the Time of Closing, Anooraq may, without limiting any other right that Anooraq may have, at its sole option, either:

(a)	rescind this Agreement by notice to the Vendor, and in such event Anooraq shall be released from all obligations hereunder;

(b)	extend the date for the fulfillment of such condition by written notice to the Vendor no later than the Time of Closing, provided that no extension of the time for fulfillment of a condition for the benefit of both Parties shall be effective until each Party has delivered such a notice, in which event the Closing Date shall be extended to such agreed date; or

(c)	waive compliance with any such term, covenant or condition in whole or in part on such terms as may be agreed upon without prejudice to any of its rights of rescission in the event of non-performance of any other term, covenant or condition in whole or in part; provided that no condition may be waived if the effect of such waiver shall be that this Agreement becoming effective or the performance by the Parties of this Agreement would then be unlawful or give rise to any fine, penalty, prohibition or other sanction.

5.03                   Conditions for the Benefit of the Vendor

           (1)            The sale by the Vendor and the purchase by Anooraq of the Target Shares is subject to the following conditions, which are for the exclusive benefit of the Vendor and are to be performed or complied with at or prior to the Time of Closing:

(a)	the completion of technical due diligence in respect of the Rietfontein Project, Kwanda Project, Drenthe-Overysel Project and any properties listed in Schedule A by the engineering and geological employees and advisers of the Vendor to the reasonable satisfaction of the Vendor;

(b)	Anooraq having Treasury of no less than $20,000,000;

(c)	the completion of legal due diligence in respect of Anooraq, Plateau and the Rietfontein Project, Kwanda Project, Drenthe-Overysel Project and any properties listed in Schedule A by the legal counsel of the Vendor to the reasonable satisfaction of the Vendor;

(d)	the approval of the performance by Anooraq of its obligations under this Agreement by the Board of Directors of Anooraq.

(e)	the representations and warranties of Anooraq set forth in Section 3.03 shall be true and correct at the Time of Closing with the same force and effect as if made at and as of such time;

(f)	Anooraq shall have performed or complied with all of the terms, covenants and conditions of this Agreement to be performed or complied with by Anooraq at or prior to the Time of Closing; and

(g)	the Vendor shall be furnished with such certificates, affidavits or statutory declarations of Anooraq or of officers of Anooraq as the Vendor or the Vendor’s counsel may reasonably think necessary in order to establish that the terms, covenants and conditions contained in this Agreement to have been performed or complied with by the Vendor at or prior to the Time of Closing have been performed and complied with and that the representations and warranties of Anooraq herein given are true and correct at the Time of Closing.

           (2)            In case any term or covenant of Anooraq or condition to be performed or complied with for the benefit of the Vendor (including any conditions for the benefit of both Parties) at or prior to the Time of Closing shall not have been performed or complied with at or prior to the Time of Closing, the Vendor may, without limiting any other right that the Vendor may have, at its sole option, either:

(a)	rescind this Agreement by notice to Anooraq, and in such event the Vendor shall be released from all obligations hereunder;

(b)	extend the date for the fulfillment of such condition by written notice to the Vendor no later than the Time of Closing, provided that no extension of the time for fulfillment of a condition for the benefit of both Parties shall be effective until each Party has delivered such a notice, in which event the Closing Date shall be extended to such agreed date; or

(c)	waive compliance with any such term, covenant or condition in whole or in part on such terms as may be agreed upon without prejudice to any of its rights of rescission in the event of non-performance of any other term, covenant or condition in whole or in part; provided that no condition may be waived if the effect of such waiver shall be that this Agreement becoming effective or the performance by the Parties of this Agreement would then be unlawful or give rise to any fine, penalty, prohibition or other sanction.

5.04                   Failure to Close

                          If the conditions contained in this Article 5 or any of them (the “Unfulfilled Conditions”) are not fulfilled or their fulfilment is not waived by the Time of Closing:

(a)	this Agreement (save for Article 1, Sections 2.01(3), 4.03(2) and 5.04 and Sections 6.05 to 6.14 (both inclusive), which shall remain of full force and effect) shall be of no force or effect from inception and no Party shall have any claim against any other Party for anything done hereunder or arising hereout;

(b)	all amounts paid by Anooraq to or on behalf of the Vendor in accordance with Section 4.03 shall be deemed to constitute a loan to the Vendor which shall be repayable by the Vendor upon demand by Anooraq and which shall bear interest at the rate of Prime plus 2% (nominal annual, compounded monthly) from the date upon which such payment was made in accordance with Section 4.03 to the date of final re-payment or forgiveness thereof;

(c)	if any of the Unfulfilled Conditions are conditions listed in Sections 5.01 or 5.02 concern matters in respect of which the Vendor has reasonable control to ensure the fulfillment thereof and Anooraq (acting reasonably) is not satisfied that the Vendor has employed its reasonable endeavours to procure the fulfillment of such Unfulfilled Condition by the Time of Closing, the Vendor shall pay to Anooraq a fee equal to 100% of its total indebtedness in accordance with Section 5.04(b) within five Business Days of the Time of Closing, the debt in respect of such fee to accrue interest at the rate of Prime plus 2% (nominal annual, compounded monthly) from the date upon which such debt falls due to the date of final payment thereof; and

(d)	if any of the Unfulfilled Conditions are conditions listed in Sections 5.01 or 5.03 concern matters in respect of which Anooraq has reasonable control to ensure the fulfillment thereof and the Vendor (acting reasonably) is not satisfied that Anooraq has employed its reasonable endeavours to procure the fulfillment of such Unfulfilled Condition by the Time of Closing, the loan referred to in Section 5.04(b), together with all interest thereon, shall be forgiven by Anooraq.

ARTICLE 6 - GENERAL

6.01                   Further Assurances

                          Each of Anooraq and the Vendor shall from time to time execute and deliver all such further documents and instruments and do all acts and things as the other party may, either before or after the Closing Date, reasonably require to effectively carry out or better evidence or perfect the full intent and meaning of this Agreement.

6.02                   Time of the Essence

                          Time shall be of the essence of this Agreement.

6.03                   Amendments and Waiver

                          No modification of or amendment to this Agreement shall be valid or binding unless set forth in writing and duly executed by both of the Parties hereto. No waiver of any breach of any term or provision of this Agreement shall be effective or binding unless made in writing and signed by the Party purporting to give the same and, unless otherwise provided, shall be limited to the specific breach waived. No modification, amendment or waiver in accordance with this Section 6.03 shall be valid and binding on Anooraq unless approved by a Disinterested Majority. No modification, amendment or waiver of any of the provisions of Section 2.07 prior to the Release Date shall be valid without the prior express written consent of the Pelawan Trust.

6.04                   Assignment

                          This Agreement may not be assigned by the Vendor without the written consent of Anooraq . This Agreement may, with the consent of the Vendor, which consent shall not be unreasonably withheld, be assigned by Anooraq to an Affiliate of Anooraq, provided that such Affiliate enters into a written agreement with the Vendor to be bound by the provisions of this Agreement in all respects and to the same extent as Anooraq is bound and provided that Anooraq shall continue to be bound by all the obligations hereunder as if such assignment had not occurred and perform such obligations to the extent that such Affiliate fails to do so.

6.05                   Severability

                          It is agreed that each section of this agreement is severable, the one from the other, and if any Section is found to be defective or unenforceable for any reason by any competent court, then the remaining Sections shall be of full force and effect, except to the extent that such Section goes to the root of this Agreement.

6.06                   Costs

            (1)           Subject to Section 4.03, each of the parties hereto shall pay their respective legal and accounting costs and expenses incurred in connection with the preparation, execution and delivery of this Agreement and all documents and instruments executed pursuant hereto and any other costs and expenses whatsoever and howsoever incurred.

            (2)           Anooraq shall be liable to make payment of all stamp duty due to the South African Revenue Services in respect of the Transfer of the Target Shares in accordance with Section 2.01.

6.07                   Confidentiality

            (1)           Save to the extent required under any applicable law, no public announcement or press release concerning the sale and purchase of the Target Shares shall be made by Anooraq or the Vendor without the prior consent and joint approval of Anooraq and the Vendor, which consent or approval shall not be unreasonably withheld.

            (2)           All information or documents which may be made available by each Party to the others in connection with the sale of the Target Shares, whether prior to or after the Signature Date, shall be kept in the strictest confidence.

            (3)           Except to the extent required in order to procure the fulfilment of the conditions in Article 5, no Party shall be entitled to disclose to any third party the nature or terms and conditions of this Agreement or the transactions envisaged herein without the prior written consent of the other Parties, except as may be required to comply with any applicable governmental or regulatory authority, rule, regulation or order, including the filings and disclosures required under the securities laws governing the business or activities of either Party.

6.08                   Benefit of the Agreement

                          This Agreement shall enure to the benefit of and be binding upon the respective heirs, executors, administrators, successors and permitted assigns of the parties hereto.

6.09                   Breach

            (1)           Without prejudice to the provisions of Section 2.07 or Article 5, no Party (the “Aggrieved Party”) shall be entitled to rescind this Agreement as a consequence of any breach of any covenant, representation or warranty by the other Party (the “Defaulting Party”), unless the Defaulting Party has failed to remedy such breach within 14 days of receipt of written notice from the Aggrieved Party to do so and the breach is incapable of being remedied by payment of monetary compensation, or if it is capable of being so remedied the Defaulting Party fails to pay the amount concerned to the Aggrieved Party within 14 Business Days after such amount has been determined.

            (2)           Without prejudice to the provisions of Sections 2.07 or Article 5, no liability shall attach to the Defaulting Party in respect of any breach of a covenant, representation, or warranty contained in this Agreement in relation to any established claim or loss sustained by Aggrieved

Party which individually is less than $5,000 and, when aggregated with other such claims or losses, is of an amount less than $10,000.

6.10                   Entire Agreement

                          This Agreement constitutes the entire agreement between the Parties hereto with respect to the subject matter hereof and cancels and supersedes any prior understandings and agreements between the Parties hereto with respect thereto. There are no representations, warranties, terms, conditions, undertakings or collateral agreements, express, implied or statutory, between the Parties other than as expressly set forth in this Agreement.

6.11                   Counterparts

                          This Agreement may be executed in several counterparts and by facsimile and each of such signed counterparts shall be deemed to be an original and shall together constitute a single instrument.

6.12                   Notices

                          Any demand, notice or other communication to be given in connection with this Agreement shall be given in writing and shall be given by personal delivery, by registered mail or by electronic means of communication addressed to the recipient as follows:

                          To Anooraq:

                          Ronald W. Thiessen, CEO & President; and
                          Jeffrey R. Mason, CFO
                          Anooraq
                          1020 – 800 West Pender Street
                          Vancouver, B.C. V6C 2V6

                          Facsimile No.: (604) 684-8092

                          To the Vendor:

                          Tumelo Motsisi
                          Executive Chairman
                          First Floor, Northeast Wing
                          43 Wierda Road West
                          Wierda Valley, Sandton
                          South Africa 2196

                          Facsimile No.: (011) 883 0836

or to such other address, individual or electronic communication number as may be designated by notice given by either party to the other. Any demand, notice or other communication given by personal delivery shall be conclusively deemed to have been given on the day of actual delivery thereof and, if given by registered mail, on the fifth Business Day following the deposit thereof in the mail and, if given by electronic communication, on the day of transmittal thereof if given during the normal business hours of the recipient and on the Business Day during which such normal business hours next occur if not given during such hours on any day. If the party giving any demand, notice or other communication knows or ought reasonably to know of any difficulties with the postal system which might affect the delivery of mail, any such demand, notice or other communication shall not be mailed but shall be given by personal delivery or by electronic communication.

6.13                   Governing Law

                          This Agreement shall be governed by and construed in accordance with the laws of the Province of British Columbia and the laws of Canada applicable therein.

6.14                   Attornment

                          For the purpose of all legal proceedings this Agreement shall be deemed to have been performed in the Province of British Columbia and the courts of the Province of British Columbia shall have jurisdiction to entertain any action arising under this Agreement. Anooraq and the Vendor each hereby attorns to the jurisdiction of the courts of the Province of British Columbia. The Vendor hereby nominates, constitutes and appoints Fasken Martineau LLP, Barristers and Solicitors, of the City of Vancouver its true and lawful attorney, to act as such, and to sue and be sued, plead or be impleaded in any court in the Province of British Columbia, and generally on behalf of the Vendor and within British Columbia to accept service of process, and to receive all lawful notices. Until due and lawful notice of the appointment of another and subsequent attorney in the Province of British Columbia has been given to and accepted by the Vendor, service of process or of papers and notices upon the said Vendor shall be accepted by the Vendor as sufficient service in the premises.

IN WITNESS WHEREOF the parties have executed this Agreement.

Pelawan Investments (Proprietary) Limited

Per:
•
c/s

•
Anooraq Resources Corporation

Per:
•
c/s

•

SIGNED, SEALED AND DELIVERED	)
in the presence of:	)
)
)
Witness	)	•
)
)
Witness	)	•

SCHEDULE A

Plateau
South Africa Land Holdings
December 2003

Owner	Year Acquired	Farm Name	Portion	Area (hectares)
DME
	1999	Dorstland 768 LR	Ptn 3 (a Ptn of Ptn1)	42.83
	1999	Dorstland 768 LR	Ptn 2 (a Ptn of Ptn 1)	472.91
	1999	Dorstland 768 LR	Re of 1	430.09
	1999	Dorstland 768 LR	Mineral Area 1	514.87
	2002	Noord Holland 775 LR	All	1,228.82
	1999	Witrivier 777 LR	1	767.42
	1999	Witrivier 777 LR	Re	788.97
Total Area:				4,245.91
Lebowa
Mineral	1999	Drenthe 778 LR	All	1,538.30
Trust	2001	Malokongskop 780 LR	All	1,440.92
	1999	Rietfontein 2 KS	All	2,878.03
Total Area:				5,857.25
PRIVATE
	2001	Elandsfontein 766 LR	2	747.61
	2001	Elandsfontein 766 LR	1	428.27
	2001	Hamburg 737 LR	All	2,126.40
	2002	Chlun 735 LR	All	1,215.06
	2002	Cyferkuil 321 KR	All	2,061.78
	2002	Elberfield 731 LR	All	2,544.74
	2002	Gibeon 730 LR	All	1,848.89
	2002	Gilead 729 LR	All	2,085.08
	2002	Haakdoornkuil 323 KR	All	2,818.50
	2002	Ham 699 LR	All	1,852.71
	2002	Naboomfontein 320 KR	All	2,664.73
	2003	Overysel 815 LR	% of All	637.57
	2002	Rondeboschje 295 KR	All	1,525.03
	2002	Swerverskraal 736 LR	All	2,404.10
	2002	Vaalkop 325 KR	All	2,428.45
Total Area:				27,388.92
Total Land Holdings (hectares) 2003:				37,492.08

SCHEDULE B

Description of Ga-Phasha Project

1.	The DME is, as at the Signature Date, the holder of the mineral rights in respect of the farms Avoca 472 KS and De Kamp 507 KS.

2.	RPM has contributed to Micawber its mineral rights in respect of the farm Klipfontein 465KS, the remaining extent of the farm Paschaskraal 466KS and portion 1 of the farm Paschaskraal 466KS. In consideration for such mineral rights Micawber has issued to RPM ordinary shares comprising 50% of its issued share capital.

3.	The properties referred to in paragraphs 1 and 2 above shall collectively be referred to hereunder as the “Farms”.

4.	On August 26, 2002, Angloplat, acting on behalf of Micawber, applied for a mining licence in terms of Section 9 of the Minerals Act, 1991 (South Africa), in respect of, among others, the farms referred to in paragraph 2 above. The terms of such application include:

(i) the grant to Micawber by the DME of a mineral lease in respect of the farms referred to in paragraph 1 above;

(ii) Micawber’s issued share capital is held 50% by RPM and 50% by a trust for the benefit of a black economic empowerment partner (the “BEE Partner”) to be identified; and

(iii) a 50/50 joint venture in respect of the Farms shall be concluded between RPM and the BEE Partner.

5.	The BEE Partner has been agreed by Angloplat, the DME and the Vendor to be the Vendor.

6.	On November 21, 2002 Angloplat, acting for and on behalf of the Anglo American Platinum Corporation Group of Companies, and the Vendor executed a term sheet (the “Salient Principles”) setting out the essential principles upon which such parties would enter into a joint venture for the mining and operation of a mine on the Farms.

7.	In terms of a telefax to the DME dated December 11, 2002 the Vendor confirmed that the DME has agreed and intends to grant a consent pursuant to the provisions of Section 9(2) of the Minerals Act, 1991 (South Africa) for the Vendor to conduct mining activities in and on the farms referred to in paragraph 1 above. A copy of such telefax, including the Salient Principles, is attached as Schedule B(a). Pursuant to such telefax, the Vendor nominated Micawber as the lessee under an intended mineral lease from the DME in respect of the farms referred to in paragraph 1 above.

8.	A mining license in terms of Section 9 of the Minerals Act, 1991 (South Africa) was issued by the DME to Micawber in respect of the farms referred to in paragraph 2 above during April, 2003.

9.	In accordance with the Salient Principles, upon the grant of the mineral leases by the DME in respect of the farms referred to in paragraph 1 above to Micawber, 50% of the entire issued share capital in Micawber will be issued to the Vendor.

SCHEDULE B(a)

Telefax to DME dated December 11, 2002

SCHEDULE C

Subscription and Shareholders Agreement

SCHEDULE 2.06

Calculation of Final Consideration Shareholding

Formulae

Adjustment
Consideration			number of shares required to ensure that the Statutory Shareholding is maintained during the
Shares	ACS	=	Financing Period
(52% Issued ARQ) less
Current Shareholding
If greater than 0

	ACS	=	SS - CSH

Current
Shareholding	CSH	=	Total number of Common Shares held by Vendor

Final
Consideration
Shareholding	FCS	=	the number of Consideration Shares conclusively determined on the Finalization date

	FCS	=	Statutory Shareholding plus
Net Threshold Return Shareholding plus
Net Upside Shareholding

	FCS	=	SS + NTRS + NUSH

Initial
Consideration
Shares	ICS	=	91,200,000

Net Upside
Shareholding	NUSH	=	52% x (Current Shareholding – (Statutory Shareholding + Threshold Return Shareholding))
If less than 0, then 0

	NUSH	=	52% X (CSH - (SS + TRSH))

Net Threshold
Return
Shareholding	NTRSH	=	Threshold Return Entitlement calculated on Finalization date

	NTRSH	=	TRE (on Finalization Date)

Cancelled
Consideration
Shares	CCS	=	Current Shareholding of the Vendor upon the Finalization Date less
Final Consideration Shareholding

	CCS	=	CSH - FCS

Previous			Aggregate gross CAD proceeds realized by the Vendor on transfer of Consideration
Proceeds	PP	=	Shares during the Financing Period.

Statutory
Shareholding	SS	=	minimum Vendor shareholding required to qualify ARQ as an HDP as at Signature Date

	SS	=	(52% * Issued ARQ Shares)

Surplus Pelawan
Shareholding	SPS	=	Current Shareholding of the Vendor less
the Statutory Shareholding

	SPS	=	CSH - SS

Threshold Return
Entitlement	TRE	=	Threshold Return Shareholding less
Previous Proceeds divided by Market Price

	TRE	=	TRSH - (PP / Market price)

Threshold Return
Shareholding	TRSH	=	number of Consideration Shares which have a Market Price equal to CAD 9,875,000

	TRSH	=	(CAD 9,875,000 / Market Price )

Top Up
Consideration
Shares	TUCS	=	Net Threshold Return Shareholding less
Surplus Pelawan Shareholding
If greater than 0

	TUCS	=	NTRSH - SPS

Example
Shares

Current issued shares	54,008,977

Initial Consideration Shares (ICS)	91,200,000

Common Shares issued during
Financing Period	145,208,977

Shares

Current fully diluted Common Shares	64,043,811
Initial Consideration Shares (ICS)	91,200,000

Aggregate Common Shares in issue
after Time of Closing (fully diluted)	155,243,811

Cash on Hand

Cash on Hand	57,375,045

Equity Portion required

Paasha Project	70,800,000

Drenthe – Overysel	27,600,000

Less: Cash on Hand	(57,375,045)

41,024,955

Dilutive Financings (deemed)

Ga-Phasha Project	7,889,414	2.60	20,512,478

Drenthe – Overysel Project	7,889,414	2.60	20,512,478

Common Shares issued in Dilutive
Financings (deemed)	15,778,829		41,024,955

Finalization date

Aggregate Common Shares in issue at
Finalization Date (fully diluted)	171,022,640

Market Price at Finalization Date	2.60

Threshold Return Shareholding sold	3,798,077
ARQ share price achieved for
Previous Proceeds	2.60

Previous Proceeds	9,875,000

Statutory Shareholding

SS	=	(52% X Issued ARQ Shares)
	=	(52% X 171,022,640)

	=	88,931,773

Additional Consideration Shares

ACS	=	SS – ICS
	=	88,931,773 - 91,200,000

(If < 0, then 0)	=	0

Statutory Shareholding

SS	=	(52% X Issued ARQ Shares)
	=	(52% X 171,022,640)

	=	88,931,773

Threshold Return Shareholding

TRSH	=	(CAD 9,875,000 / Market price)

	=	(9,875,000 / 2.60)

	=	3,798,077

Previous Proceeds

PP	=	Aggregate CAD proceeds

	=	9,875,000

Threshold Return Entitlement

TRE	=	TRSH - (PP / Market Price)

	=	3,798,077 - (9,875,000 / 2.60)

	=	0

Current Shareholding

CSH	=	Actual shareholding

(in this example)	=	87,401,923

Surplus Pelawan Shareholding

SPS	=	CSH - SS
	=	87,401,923 - 88,931,773

	=	(1,529,850)

Net Upside Shareholding

NUSH	=	52% X (CSH - (SS + TRSH))

	=	52% X (87,401,923 - (88,931,773 + 3,798,077))

(If <0, then 0)	=	0

Net Threshold Return Shareholding

NTRSH	=	TRSH - (PP / Market Price)
	=	3,798,077 - (9,875,000 / 2.60)

	=	0

Top Up Consideration Shares

TUCS	=	NTRSH - SPS
	=	0 - (1,529,850)

(If <0, then 0)	=	1,529,850

Current Shareholding

CSH	=	Actual shareholding

(in this example)	=	88,931,773

Final Consideration Shareholding

FCS	=	SS + NTRSH + NUS

	=	88,931,773 + 0 + 0

	=	88,931,773

Cancelled Consideration Shares

CCS	=	CSH - FCS

	=	88,931,773 - 88,931,773

	=	0

SCHEDULE 4.04

Pelawan Trust

The Pelawan Trust Deed shall provide that:

(a)	the Pelawan Trust shall deposit the certificates evidencing the Consideration Shares with an investment dealer jointly approved by the Parties and shall appoint such investment dealer to act as its custodian in respect of the Consideration Shares and to attend to all Transfers in accordance with this Agreement and the Pelawan Trust Deed, such appointment to be on terms obliging such investment dealer to report to Anooraq, the Vendor and the Pelawan Trust promptly with regard to any Transfer of such Consideration Shares, with details as to net proceeds, number of Consideration Shares Transferred, the transferee and the date of Transfer;

(b)	save in relation to the Cancelled Consideration Shares, any Transfer of the Consideration Shares shall require the prior express written approval of the SARB and the Vendor;

(c)	save in relation to the Cancelled Consideration Shares, the Pelawan Trust shall not Transfer the Consideration Shares comprising the Statutory Shareholding without the prior express written approval of the DME;

(d)	the Pelawan Trust may not Transfer any Consideration Shares other than in accordance with the Shareholders Agreement or this Agreement without the prior express written consent of Anooraq, such consent to be valid only if approved by a resolution of a Disinterested Majority;

(e)	the Pelawan Trust Deed may not be amended without the prior express written consent of the SARB, the DME and Anooraq (such consent to be valid only if approved by a resolution of a Disinterested Majority) and the trustees of the Pelawan Trust may not be replaced without such prior express written consent;

(f)	prior to the Release Date, the Pelawan Trust may not agree to any amendments of those provisions of this Agreement, the Shareholders Agreement or the Grandfather Shareholders Documents which concern the Lockup Shareholding;

(g)	the Pelawan Trust shall deliver for cancellation to Anooraq or its nominee the share certificates evidencing the Cancelled Consideration Shares no later than two Business Days following the Finalization Date or, in the event of a dispute in accordance with Section 2.06, no later than two Business Days of the determination of such dispute in accordance with Section 2.06.

(h)	the Pelawan Trust shall surrender the share certificates required to be replaced in accordance with Section 2.09 within five Business Days of receiving written notice to do so in accordance from the Vendor or Anooraq, as the case may be;

(i)	the shareholders of the Vendor shall deposit with the Pelawan Trust all share certificates evidencing their shareholdings in the Vendor and to the extent that any such shareholder is an artificial person, the persons who hold the issued share capital of such shareholder shall deposit with the Pelawan Trust all share certificates evidencing such shareholdings in that shareholder;

(j)	the Pelawan Trust shall not release any of the share certificates deposited in accordance with paragraph (h) above other than in accordance with the Grandfather Shareholders Documents without the prior express written consent of Anooraq, such consent to be valid only if approved by a resolution of a Disinterested Majority; and

(k)	the Pelawan Trust shall exercise all board lots attaching to the Consideration Shares in accordance with the Shareholders Agreement.

SCHEDULE 4.05

Shareholders Agreement

1.

Transfer of Consideration Shares

The Shareholders Agreement will provide that, in each case, without prejudice to any other limitations on the Transfer of any of the Consideration Shares, including those limitations contained in the Pelawan Trust Deed and any escrow agreement required for the TSX Venture Exchange:

	(a)	during the Financing Period:

		(i)	the Vendor may not Transfer any of the Consideration Shares other than the Consideration Shares comprising the Threshold Return Entitlement and may not Transfer any of the Consideration Shares where such Transfer would then result in the Current Shareholding falling below the Statutory Shareholding;

		(ii)	the Vendor shall not be entitled to Transfer any Consideration Shares comprising the Threshold Return Entitlement between the date of the public announcement of a Dilutive Financing and the date upon which such Dilutive Financing closes;

		(iii)	Anooraq shall have an assignable call option (the “Call Option”) in respect of the Consideration Shares comprising the Threshold Return Entitlement. The Call Option shall entitle Anooraq to an assignable call right (the “Call Right”) entitling Anooraq or its assignee to acquire such Consideration Shares, in whole or in part and at any time or times during the Financing Period, for a purchase consideration per share equal to:

			(A)	in respect of any parcel of Consideration Shares which would yield gross proceeds of $1,000,000 or more, the Market Price determined at the date of closing (“Delivery”) of the sale of the Consideration Shares forming the subject matter of the exercise of the Call Right, less a discount of up to 10%; or

			(B)	in respect of any parcel of Consideration Shares which would yield gross process of less than $1,000,000, the Market Price determined at Delivery.

Each such acquisition of Consideration Shares shall be closed 10 Business Days following the delivery by Anooraq of a written notice to the Vendor exercising the Call Right. Multiple notices of exercise of the Call Right in respect of part of the Consideration Shares comprising the Threshold Return Entitlement may be delivered during the Financing Period. The Call Option may be exercised only upon the approval of a Disinterested Majority;

(b)	subject to paragraph (e) below, the Vendor shall not be entitled to Transfer any of the Consideration Shares in excess of the Bleed Share Entitlement, provided that:

	(i)	if, during the Financing Period, the Vendor has not Transferred its full Bleed Share Entitlement for any quarter, the remaining Bleed Share Entitlement for such quarter shall be carried forward to the next quarter and thereafter for up to three such quarters during the Financing Period so that the Vendor may sell up to 5,000,000 Consideration Shares, or such lower number of Consideration Shares which the Threshold Return Entitlement comprises;

	(ii)	if, following the Finalization Date, the Vendor has not Transferred its full Bleed Share Entitlement upon any Trading Day, the remaining Bleed Share Entitlement for such day shall be carried forward to the next Trading Day and thereafter up to 40 Trading Days so that the Vendor may sell up to 1,000,000 Consideration Shares;

(c)	should the Vendor wish to Transfer all or any of the Consideration Shares comprising the Surplus Pelawan Shareholding, other than the Bleed Share Entitlement, it shall submit an offer (“the Offer”) in writing to Anooraq, upon the following terms and conditions:

	(i)	the Offer shall:

		(A)	be in writing and delivered by the Vendor to Anooraq;

		(B)	be irrevocable and open for acceptance by Anooraq for a period of ten Business Days following the date of receipt of the Offer by Anooraq;

		(C)	stipulate a cash price (which shall be expressed and payable in CAD) at which the Vendor wishes to sell the offered Consideration Shares which price shall be payable free of set off or other deduction against delivery of the certificates in respect of the offered Consideration Shares in negotiable form;

		(D)	disclose the identity of the third party, if any, to whom the Vendor wishes to Transfer the offered Consideration Shares; and

		(E)	not, save for the above provisions of this subparagraph (i), be subject to any other terms or conditions except that:

			(I)	the whole or a part only of the Offer may be accepted;

			(II)	the Offer may be assigned by Anooraq to any third party; and

			(III)	in the event that the Offer is accepted, delivery of the offered Consideration Shares shall be made no later than thirty Business Days from the date of acceptance, against payment of the purchase price.

	(ii)	if an offer has been made by a third party to the Vendor, such Offer shall be accompanied by:

		(A)	a written memorandum setting out the cash price (which shall be expressed and payable in CAD) (the “Third Party Price”) and all other terms and conditions that have been offered to the Vendor orally by such third party, if any; and

		(B)	a true and complete copy of any written offer made to the Vendor by such third party, if any.

	(iii)	should Anooraq not accept the Offer, then the Vendor shall be entitled within 30 days after such non acceptance, to sell and transfer all the offered Consideration Shares (but not a part only), or any balance of such offered Consideration Shares as remain after acceptance by Anooraq of a portion of the offered Consideration Shares, but at not less than the Third Party Price and on conditions which are not more favourable to the relevant third party than those at which Anooraq was entitled to purchase the Consideration Shares in terms of the Offer;

	(iv)	to the extent that the Vendor does not sell the offered Consideration Shares in terms of these provisos, all these provisions shall again apply, mutatis mutandis, to the Transfer of the Consideration Shares by it.

(d)	save as provided in Section 2.07, from the Time of Closing up to and including the Release Date, the Vendor may not Transfer any Consideration Shares if such Transfer would result in the Current Shareholding of the Vendor following such Transfer to be less than the Lockup Shareholding. The Vendor undertakes to Anooraq, the Pelawan Trust and all persons who are shareholders of Anooraq from time to time that it shall, at all times up to the Release Date, continue to be the sole beneficial owner of the Lockup Shareholding, notwithstanding any amendment which may occur during such time to the definition of “HDP” contained in Section 1.01.

(e)	save as provided in Section 2.07, during the currency of the applicable exploration, development and mining permits and licences and mineral leases in respect of the Properties which are required in order to undertake the Ga-Phasha Project, the Drenthe-Overysel Project, the Kwanda Project or the Rietfontein Project (as the case may be), the Vendor shall not be entitled, without the prior express written consent of Anooraq, to Transfer any Consideration Shares comprising the Statutory Shareholding, unless such Transfer is:

(i)	to another HDP approved in writing by the DME, Anooraq (by way of a resolution of a Disinterested Majority) and Angloplat, such HDP has agreed to be bound by the terms of the Shareholders Agreement, the Pelawan Trust Deed and the shareholding structure of that HDP is governed by agreements upon substantially similar terms to the Grandfather Shareholders Documents that will prevent such person from losing its HDP status;

(ii)	approved by the SARB and the South African, Canadian and European Union competition authorities, to the extent required in each case;

(iii)	effected following the expiry of the Offer in accordance with paragraph (c) above, unless such Transfer is in respect of the Bleed Share Entitlement.

2.	Management of Anooraq

	(1)	The Shareholders Agreement will provide that the Vendor will agree to vote its Current Shareholding to ensure that, for so long as the Statutory Shareholding is held by the Vendor, the Anooraq board of directors is composed of:

(a)	a majority of persons who are HDPs; and

(b)	an equal number of persons who are officers or directors of the Vendor and persons who are officers or directors of HDI and at least 3 Independent Directors.

           (2)           The intended composition of the board of directors or Anooraq from the Time of Closing is set out in Schedule 4.05(a) attached. In addition to those directors nominated by the Vendor who are not directors or officers of HDI, which nominations shall be made by the Vendor in its sole discretion, the Vendor will nominate so many persons who are existing directors or officers of HDI and so many Independent Directors which it may in its sole discretion select in order to ensure the agreed composition of the board of directors of Anooraq, provided that in the event that number of existing directors or officers of HDI holds below six persons:

(a)	the Vendor may require HDI (by written notice) to provide it with a list of such number of persons as is equal to that shortfall, such persons to be resident in North America and available for appointment to the board of Anooraq; and

(b)	the Vendor may then select the relevant persons for nomination as aforesaid from the existing directors or officer of HDI or the persons upon such list (or both), in its sole discretion.

           (3)           The Shareholders Agreement will provide that the Vendor and HDI shall agree that the management and officers of Anooraq shall be composed as set out in Schedule 4.05(a) attached. The Vendor and HDI shall use their reasonable endeavours to procure that the board of directors of Anooraq appoint suitably skilled persons to act as the executives of the company in accordance with the composition described above and the Vendor and HDI shall make their directors, officers and employees available, to the extent reasonably possible, for appointment accordingly.

3.	Amendment of Shareholders Agreement; Waivers and Consents

	(1)	The Shareholders Agreement may not be amended without the written agreement of the Pelawan Trust, Anooraq and the Vendor.

	(2)	A consent by Anooraq to an amendment of the Shareholders Agreement, the waiver of any right thereunder or the grant of any consent thereunder shall not be valid unless confirmed by a resolution by a Disinterested Majority.

4.

Dilutive Financings Following the Finalization Date

In the event that Anooraq undertakes any Dilutive Financings following the Finalization Date which have the effect of reducing the Current Shareholding of the Vendor below the Lockup Shareholding or the Statutory Shareholding, Anooraq shall be entitled, but not obliged, in accordance with the resolution of a Disinterested Majority to issue so many additional Common Shares to the Vendor as may be required to make the Current Shareholding equal to the Lockup Shareholding or Statutory Shareholding, as the case may be. All such additional Common Shares shall be held in escrow and shall be subject to cancellation, in whole or in part and without the payment of any consideration by Anooraq, in the event that the definition of “HDP” contained in Section 1.01 is amended following the Finalization Date and:

(a)	prior to the Release Date, where such amendment results in the Statutory Shareholding being reduced, provided that the Current Shareholding following the cancellation of such Common Shares is at least equal to the Lockup Shareholding; or

(b)	following the Release Date or, in the event of any amendment prior to the Release Date – with effect from the Release Date, where such amendment results in the Statutory Shareholding being reduced, provided that the Current Shareholding following the cancellation of such Common Shares is at least equal to such reduced Statutory Shareholding.

SCHEDULE 4.05(a)

Anooraq Board

Co-Chairperson
HDI
Co-Chairperson
Vendor
2 Vendor
2 HDI
1 Independent Director
Pelawan Appointed
1 Independent Director
HDI Appointed
1 Independent Director

* Independent Director, who is resident in South Africa, to be agreed by the Vendor and HDI

Anooraq Management

*CEO / President
HDI
VP Investor Relations
Corporate Finance
HDI
* CFO VP
HDI
Deputy CEO/Managing Director
Vendor
Chief Operating Officer
Vendor
Executive Director
Executive Director
Finance
Executive Director
Corporate Affairs
Communities Communications
Executive Director
Legal
Co Secretarial Compliance
Executive Director
Project Development
HDI

* These positions to be held by HDI directors, officers or employees up to the Finalization Date. Thereafter, persons who are resident in South Africa will be sought to fill these positions (within a stipulated time period).

SCHEDULE 4.06

Grandfather Shareholders Documents

1.                      Amendment to Subscription and Shareholders Agreement (Schedule C)

           (1)           The definition of “HDP” shall be amended to be consistent with that contained in Section 1.01, as amended from time to time in accordance with this Agreement.

           (2)           No amendments may be made to the Subscription and Shareholders Agreement without the express prior written consent of the Pelawan Trust and Anooraq, such consent by Anooraq to be valid only if approved by a resolution of a Disinterested Majority.

           (3)           All registered shareholders of the Vendor shall warrant that, as at the Signature Date, the Time of Closing and the Finalization Date, they are all HDPs as defined in this Agreement. In the event of a Lockup Default caused by any shareholder (whether alone or together with other shareholders) (the “Defaulter”) the remaining shareholders may (each pro rata to their respective shareholders) at their sole option acquire from the Defaulter the shareholding in the Vendor held by the Defaulter, upon the following terms:

(a)	such option shall be exercised within 60 Business Days of the Lockup Default; and

(b)	the purchase price at which such shareholding may be purchased shall be the par value thereof.

           (4)           The shareholders of the Vendor shall deposit with the Pelawan Trust all share certificates evidencing their shareholdings in the Vendor and to the extent that any such shareholder is an artificial person, the persons who hold the issued share capital of such shareholder shall deposit with the Pelawan Trust all share certificates evidencing such shareholdings in that shareholder. The Pelawan Trust shall not release any such share certificates other than in accordance with the Grandfather Shareholders Documents without the prior express written consent of Anooraq, such consent to be valid only if approved by a resolution of a Disinterested Majority.

           (5)           All shareholders will agree to vote their shares in the Vendor in order to ensure that the Vendor’s board of directors is composed exclusively of persons who are HDPs.

           (6)           No shareholder of the Vendor shall be entitled to Transfer any Securities issued by the Vendor which are held by it to any person other than another HDP (the “HDP Transferee”) and subject to the HDP Transferee:

(a)	warranting to the satisfaction of the directors of the Vendor that the HDP Transferee is an HDP; and

(b)	agreeing to be bound by the terms of the Subscription and Shareholders Agreement.

           (7)           Each shareholder of the Vendor which is a trust shall covenant to deliver to the directors of the Vendor a copy of the deed establishing such trust, which deed shall contain provisions:

(a)	requiring any and all distributions by the trust to be made only to persons who are HDPs; and

(b)	requiring the express prior written consent of the Pelawan Trust to any amendments to such deed.

2.                      Amendments to Memorandum and Articles of Association of the Vendor

           (1)            A definition of HDP shall be inserted, which definition shall be identical to that contained in Section 1.01.

           (2)            The directors of the Vendor shall not issue any Securities of the Vendor to any person who has not warranted to the satisfaction of the Pelawan Trust and such directors that it is an HDP, without the express prior written consent of Anooraq and the Pelawan Trust. Prior written notice to Anooraq of five Business Days shall be an additional precondition for the issue of any Securities of the Vendor. Such notice shall include copies of all evidence provided to the Pelawan Trust in order to satisfy the Pelawan Trust as to the warranty that such person is an HDP.

           (3)            No Transfer of registered or beneficial title in the Vendor’s Securities shall be valid unless

(a)	the written certificate evidencing such title has been delivered to the transferee; and

(b)	the Transfer has been registered by the directors of the Vendor.

           (4)           The directors of the Vendor may not register any Transfer of Securities issued by the Vendor unless the transferee is an HDP who has warranted to the satisfaction of the Pelawan Trust and the board of directors that it is in an HDP, without the express prior written consent of Anooraq and the Pelawan Trust. Prior written notice to Anooraq of five Business Days shall be an additional precondition for the Transfer of any Securities of the Vendor. Such notice shall include copies of all evidence provided to the Pelawan Trust in order to satisfy the Pelawan Trust as to the warranty that such transferee is an HDP.

           (5)           The Vendor shall issue no Securities other than ordinary shares having a par value. The issued share capital of the Vendor shall consist of one class of ordinary shares or, to the extent that it may consist of different classes of ordinary shares, all such classes shall rank pari passu and shall enjoy the same rights and privileges.

           (6)           All amendments to the memorandum and articles of association of the Vendor shall require the express prior written consent of the Pelawan Trust and Anooraq, such consent by Anooraq to be valid only if approved by a resolution of a Disinterested Majority.

           (7)           For so long as the Shareholders Agreement remains in force and save as provided in or envisaged by this Agreement, the Shareholders Agreement or the Grandfather Shareholders Documents, no officer, organ, body or agent of the Vendor shall be authorised on the Vendor’s behalf to:

(a)	create or permit to subsist any encumbrance (unless arising by operation of law) upon the whole or any part of the Vendor’s assets or revenues, present or future, or its business;

(b)	engage in any activity which is not in terms of or directly related to any of the activities which this Agreement, the Grandfather Shareholder Documents and Shareholders Agreement provide or envisage that the Vendor will engage in;

(c)	allow the Vendor to have any subsidiaries (apart from Anooraq and its Affiliates), employees (apart from persons who are engaged exclusively in relation to the business of the Vendor relating to Anooraq or its Affiliates) or premises (apart from those from which the exclusive business conducted concerns that of the Vendor relating to the business of Anooraq or its Affiliates);

(d)	transfer, sell, lend, part with or otherwise dispose of, or deal with, or grant any option or present or future right to acquire any of the Vendor’s assets, or undertakings or any interest, estate, right, title or benefit therein;

(e)	incur any indebtedness in respect of borrowed money whatsoever or give any guarantee or indemnity in respect of any obligation of any person; or

(f)	consolidate or merge with any other person or convey or transfer its properties or assets substantially as an entirety to any other person.

           (8)           The objects and powers of the Vendor contained in the memorandum of the company shall be amended, mutatis mutandis, in accordance with the terms of paragraph (7) above.

           (9)           Neither the directors in their own capacity or on behalf of the Vendor nor any shareholder shall itself institute, or join with any person in instituting, any proceedings for the winding-up, judicial management or reconstruction of the Vendor or any compromise or scheme of arrangement with its members or any of its creditors or any related relief, or any similar proceedings (including any bankruptcy or debt moratorium proceedings) under the laws of any country, in any court in South Africa or elsewhere for so long as the Shareholders Agreement is in force, unless such directors or shareholder would or may incur personal liability for any failure to do so.